March 31, 2015

HFII Assets Solutions, LLC

as Seller

and

Sundance Strategies, Inc.

as Buyer

Amendment No. 1 to

Asset Purchase Agreement

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (the “Amendment”) is made effective as of the 31st day of March, 2015 (the “Effective Date”) amending that certain Asset Purchase Agreement (the “Agreement”) dated the 26th day of February, 2015 between HFII Assets Solutions, LLC, (the “Seller”) and Sundance Strategies, Inc., (the “Buyer”).  All capitalized terms not defined herein shall have the meaning given to such terms in the “Agreement”.

WHEREAS

(A)

Under the Agreement, the Seller sold the Existing PDCs and the Sundance Note to Buyer.

(B)

Under the Agreement, the Seller was granted a Put Option which was exercised by Seller on February 26, 2015.

(C)

Under the Put Option, Buyer was obligated to purchase up to 93,750 of the Sundance Shares for a aggregate exercise price of $750,000 on March 31, 2015.

(D)

Certain of the companies that issued the Existing PDCs are in the process of changing management from the current managers (the “Current Managers”) and Buyers are assisting in negotiations to remove such managers.

(E)

Sellers have agreed to amend the Agreement to provide for the payment of $375,000 of the exercise price on April 1, 2015 and the remaining $375,000 of the exercise price on the earlier of (i) three (3) calendar days after the execution of a term sheet providing for the removal of the Current Managers of the Existing PDCs or (ii) April 30, 2015.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.

Amendment.

1.1

Amendment of Section 3.2(f).  Section 3.2(f) of the Agreement, titled Cure Period, is hereby amended in its entirety to read as follows:

“f)  Cure Period.  In the event Buyer fails to timely pay the exercise price to Seller in connection with a properly exercised Put Option due to a lack of adequate liquidity, as determined in the Buyer’s sole discretion, Buyer shall have the following Cure Periods:

(i)

With respect to the First Exercise Date, prior to Seller exercising any Clawback Rights, (a) Buyer shall have thirty (30) calendar days from the receipt of an exercise notice to pay one-half of the exercise price in the amount of $375,000 and (b) Buyer shall pay the balance of the exercise price in the amount of $375,000 on the earlier of (A) three (3) calendar days after the execution of a term sheet providing for the removal of the Current Managers of the Existing PDCs or (B) sixty (60) calendar days from the receipt of such exercise notice.

(ii)

With respect to the Second Exercise Date, prior to Seller exercising any Clawback Rights, Buyer shall have forty-five (45) calendar days from the receipt of an exercise notice related to the Second Exercise Date, to pay the related exercise price.”

1.2

No other Amendment.  In all other respects, the Agreement is hereby ratified and confirmed.

2

Counterparts.

This Amendment may be executed by the parties in separate counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts as of the date first above written.

THE SELLER

HFII Assets Solutions

/s/ Mark Niu

By: Mark Niu

Title: Manager

THE BUYER

Sundance Strategies, Inc.

/s/ Matt Pearson

By: Matt Pearson

Title: Chief Operating Officer